Exhibit 99.2

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 564.6600	News Release

Contact:
For investors:	Mona Zeehandelaar – phone: 215 231.1674 email: mona.zeehandelaar@radian.biz

For the media:	Steve Frankel / Jeremy Jacobs Joele Frank, Wilkinson Brimmer Katcher 212 355.4449

Radian To Provide Business Update

PHILADELPHIA, September 5, 2007 — Radian Group Inc. (NYSE: RDN) announced today that it will provide an update regarding its business strategy and key financial information as an independent company, following its mutual decision with MGIC Investment Corporation (NYSE: MTG) to terminate their merger agreement. Radian has scheduled a conference call with investors for Wednesday, September 5, 2007 at 10:00 am Eastern Time to discuss the Company’s stand-alone plan.

“We have thoroughly reviewed our businesses and are confident that as a stand-alone company we can deliver on our strategic plan to create long-term value for Radian and our stockholders,” said Radian Chief Executive Officer S.A. Ibrahim. “While there are significant credit challenges in today’s mortgage market, we also believe that there are tremendous opportunities for our company in the mortgage insurance and financial guaranty markets, and our management team is moving aggressively to position Radian for future success. We look forward to discussing our plan on this morning’s call.”

The conference call with Radian senior management will be broadcast live over the Internet and can be accessed through the Investor Relations section of the Company’s website at www.radian.biz. The call may also be accessed by calling 888-335-5539 inside the U.S. or 973-582-2857 for international callers, using passcode 9207782 or by referencing Radian.

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 564.6600	A replay of the webcast will be available at this site two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available 2 hours after the call ends for two weeks, using the following dial-in numbers and passcode: 877-519-4471 inside the U.S. or 973-341-3080 for international callers, passcode 9207782.

Radian Group Inc. is a global credit risk management company headquartered in Philadelphia with significant operations in New York and London. Radian develops innovative financial solutions by applying its core mortgage credit risk expertise and structured finance capabilities to the credit enhancement needs of the capital markets worldwide, primarily through credit insurance products. The company also provides credit enhancement for public finance and other corporate and consumer assets on both a direct and reinsurance basis and holds strategic interests in credit-based consumer asset businesses. Additional information may be found at www.radian.biz.

All statements made in this news release that address events or developments that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. These statements, which include projections regarding revenues and losses as well as other statements regarding our future financial condition, are made on the basis of management’s current views and assumptions with respect to future events. These forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties, including the following: changes in general financial and political conditions such as extended national or regional economic recessions (or expansions), changes in housing demand or mortgage originations, changes in housing values, population trends and changes in household formation patterns, changes in unemployment rates, changes or volatility in interest rates, consumer confidence, or changes in credit spreads; changes in investor perception of the strength of private mortgage insurers or financial guaranty providers; risks faced by the businesses, municipalities or pools of assets covered by our insurance; the loss of a customer with whom we have a concentration of our insurance in force or the influence of large customers; increased severity or frequency of losses associated with certain of our products that are riskier than traditional mortgage insurance and financial guaranty insurance policies; material changes in the persistency rates of our mortgage insurance policies; losses associated with the aging of our mortgage insurance portfolio; ratings actions with respect to our credit ratings or the insurance financial-strength ratings assigned by the major ratings agencies to our operating subsidiaries; heightened competition from other insurance providers and from alternative products to private mortgage insurance and financial guaranty insurance; changes in the charters or business practices of Fannie Mae and Freddie Mac; the application of federal or state consumer, lending, insurance and other applicable laws and regulations, or changes in these laws and regulations or the way they are interpreted; the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance or financial guaranty businesses or to estimate accurately the fair value amounts of derivative financial guaranty contracts in determining gains and losses on these contracts; changes in accounting guidance from the SEC or the Financial Accounting Standards Board regarding income recognition and the treatment of loss reserves in the mortgage insurance or financial guaranty industries; vulnerability to the performance of our strategic investments and the amount of the impairment charge related to our interest in Credit Based Asset

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 564.6600

Servicing and Securitization LLC (“C-BASS”), which has not yet been determined and may be influenced by: (i) changes in the market for subprime mortgages and the amount, timing and severity of market dislocations occurring in the subprime market; (ii) the amount, timing and severity of any future margin calls that C-BASS may receive; (iii) C-BASS’s ability to obtain sufficient and timely financing to support its liquidity position; and (iv) our ability to sell part or all of our interest in C-BASS and the amount that may be received in connection with any such sale; legal and other limitations on the amount of dividends that we may receive from our insurance subsidiaries; international expansion of our mortgage insurance and financial guaranty businesses into new markets and risks associated with our international business activities; and risks and uncertainties associated with the termination of our merger with MGIC Investment Corporation, including, without limitation: possible customer attrition and disruption from the transaction making it more difficult to maintain relationships with customers, employees or other business relationships, which may have a materially adverse impact on our financial results and prospects. For more information regarding these risks and uncertainties, as well as certain additional risks that we face, investors should refer to the risk factors detailed in Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2006. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of this news release. We do not intend to, and disclaim any duty or obligation to, update or revise any forward-looking statements made in this news release to reflect new information, future events or for any other reason.

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